Exhibit 99.1

Event Notice
Dated August 19, 2020

Issuer:	SLM Student Loan Trust 2002-7

Depositor:	Navient Funding, LLC

Event Reported:	Buy Rates to be Bid by an affiliate of the Depositor in Future Auctions on the dates and at the bid rates for the Notes set forth below.

The table below is for auctions occurring during the period from August 16, 2020 to August 31, 2020 (the “Auction Coverage Period”) and sets forth the details of the class or classes of Notes on which an affiliate of the Depositor will bid at auction (the “Subject Notes”), the auction date for each such class of Notes, the rate at which such affiliate will bid at auction on the applicable auction date and the current principal amount of Subject Notes held by such affiliate of the Depositor acquired as a result of successful bids at prior auctions.  The affiliate of the Depositor intends to submit bids for the full principal amount of each class of Notes that it does not currently hold.  For any Notes currently held by the affiliate of the Depositor, such affiliate intends to submit a Hold Order (which may be in the form of a deemed Hold Order) for all Notes it currently holds.

Auction Date	Class of Notes	CUSIP	Outstanding Principal Amount	Per Annum Buy Rate to be Bid at Auction	Principal Amount of Notes Held by an Affiliate of Depositor
August 20, 2020	Class-A7	78442GET9	$24,000,000	One-Month LIBOR +0.50%	$8,945,000
August 25, 2020	Class-A10	78442GEW2	$24,000,000	One-Month LIBOR +0.50%	$17,950,000
August 27, 2020	Class-A8	78442GEU6	$24,000,000	One-Month LIBOR +0.50%	$15,850,000
August 31, 2020	Class-A9	78442GEV4	$24,000,000	One-Month LIBOR +0.50%	$10,776,000

Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Issuer’s indenture, dated as of November 1, 2002.

The information contained in this Event Notice has been submitted by the Depositor to report certain events and future plans of an affiliate of the Depositor with respect to the Subject Notes during the Auction Coverage Period. Nothing contained in this Event Notice is, or should be construed as, a representation by the Depositor that the information included in this Event Notice constitutes all of the information that may be material to a decision to invest in, hold or dispose of any of the securities listed above, or any other securities of the Issuer.

Commencing on August 15, 2018, the Issuer began filing notices of its intention to submit buy bids for each class of Notes of the Issuer and related information on a bi-monthly basis, rather than immediately preceding each applicable auction date.  For any auction of the Subject Notes that has occurred or will occur prior to the Auction Coverage Period in which an affiliate of the Depositor intended to bid, please refer to the applicable Forms 8-K filed by the Issuer prior to the Event Notice Date.  For any auction of the Subject Notes that will occur subsequent to the Auction Coverage Period in which an affiliate of the Depositor may bid, please refer to the applicable Form 8-K that may be filed by the Depositor subsequent to the Event Notice Date.

For additional information, contact:
Scott Booher
Navient Solutions, LLC
Vice President, Corporate Finance
2001 Edmund Halley Dr.
Reston, VA 20191 Phone: 703-984-6890
Email: Scott.Booher@navient.com